Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in this Registration Statement of McKesson Corporation, on Form S-8 of our report dated May 17, 2002, except for paragraph nine of Financial Note 19, as to which the date is June 7, 2002 (which report refers to certain shareholder litigation as discussed in Financial Note 19 to the consolidated financial statements), appearing in the Annual Report on Form 10-K of McKesson Corporation for the year ended March 31, 2002.

/s/   DELOITTE & TOUCHE LLP
San Francisco, California
November 12, 2002